Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

December 16, 2013

MEDIA CONTACT: Lisa Gagnon

703-903-3385

SARA MATHEW ELECTED TO

FREDDIE MAC BOARD OF DIRECTORS

MCLEAN, VA— Freddie Mac (OTCQB: FMCC) today announced that Sara Mathew, an executive with global financial and general management experience, was elected as a director on the company’s board. Mathew, age 58, most recently was chairman and CEO of The Dun & Bradstreet Corporation, leading the company in its transition to a data, insight and analytics company.

“We are very pleased that Sara is joining the Freddie Mac Board of Directors and we look forward to the insights she will bring,” said Christopher S. Lynch, Freddie Mac’s non-executive chairman. “She is a proven executive with solid financial and leadership experience in several well-known U.S. companies. Her extensive and varied expertise will be very valuable to the Board and Freddie Mac during an important time for the mortgage industry and the nation.”

Mathew joined Dun & Bradstreet in 2001 as its CFO and she was later named president of D&B International, then president of the company’s U.S. operations. In 2007, she was appointed president and chief operating officer prior to her appointment as CEO. Before joining D&B, Mathew spent 18 years at Procter & Gamble in a variety of finance and management positions, eventually becoming CFO of one of the company’s divisions, a $6 billion business.

Mathew is currently a member of the corporate board of Campbell Soup Company, Inc., serving as chair of the Audit Committee and a member of the Governance Committee. She earned a bachelor’s degree in physics, mathematics and chemistry from the Women’s Christian College, University of Madras, Chennai (India) and a master’s degree in business administration from Xavier University.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for one in four home borrowers and is one of the largest sources of financing for multifamily housing. www.FreddieMac.com. Twitter: @FreddieMac

# # #